UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2026

Skillsoft Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Innovative Way, Suite 2210 Nashua, NH 03062
(Address of principal executive offices) (Zip Code)

(603) 324-3000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2026, the Board of Directors (the “Board”) of Skillsoft Corp., a Delaware corporation (“Skillsoft” or the “Company”), on the recommendation of the Nominating and Governance Committee of the Board, appointed Mr. Arthur Gilliland as a Class II director, effective immediately, to fill the vacant position on the Board. Mr. Gilliland will serve as a Class II director, with a term expiring at the Company’s 2026 Annual Meeting of Stockholders (“2026 Meeting”), or until his successor has been duly elected and qualified, or upon his earlier resignation, retirement or other termination of service. The Board has also appointed Mr. Gilliland as a member of the Audit Committee and as Chair of the Talent and Compensation Committee, effective March 25, 2026.

Mr. Gilliland, age 55, is currently serving as the Chief Executive Officer of Delinea, Inc., a leader in identity security (since March 2021). Prior to Delinea, Mr. Gilliland was the Senior Vice President and General Manager of the Symantec Enterprise Division of Broadcom reporting to the Chief Executive Officer, where he led the integration and business operations post-acquisition. He also served as the Executive Vice President and General Manager of the Enterprise Security Business. Prior to Symantec, Mr. Gilliland served as president and Chief Executive Officer of Skyport Systems, a SaaS managed secure infrastructure provider that was acquired by Cisco Systems in 2018. Mr. Gilliland has previously served in senior roles at HP, Symantec, IMlogic, and Exchange Solutions. Mr. Gilliland holds several key patents in security. Mr. Gilliland has also served as a member of the Board of Directors of OneSpan (Nasdaq: OSPN) and as a member of the Board of Directors of Gigamon. Mr. Gilliland earned a bachelor’s degree in economics from Carleton College and a Master’s of Business Administration from Harvard Business School.

There is no arrangement or understanding between Mr. Gilliland and any other persons pursuant to which he was appointed as a director. Mr. Gilliland does not have any direct or indirect material interest in any transaction or proposed transaction (or series of transactions) required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Gilliand will receive: (i) an annual cash retainer of $50,000 for his director service; (ii) an annual cash retainer of $10,000 for his service on the Audit Committee; and (iii) an annual cash retainer of $25,000 for his service as the Chair of the Talent and Compensation Committee, to be paid quarterly in arrears (prorated in each case for fiscal 2027). On March 25, 2026, Mr. Gilliland was granted an equity award of 6,250 restricted stock units (“RSUs”), valued at $25,625 on the grant date, for his expected service from March 25, 2025 to the date of the 2026 Meeting. Such RSUs will vest on the earlier to occur of the 2026 Meeting or one year from the date of grant, whichever occurs first, subject to Mr. Gilliland’s continued service through the vesting date. If elected at the 2026 Meeting, Mr. Gilliland will be entitled to the same annual equity award received by other directors.

In addition, Mr. Gilliland received an onboarding equity award of 25,000 RSUs on March 25, 2026 (valued at $102,500) which will vest in equal installments over three (3) years, with the first tranche of the award vesting on April 1, 2027, and in each case, subject to Mr. Gilliland’s continued service through the applicable vesting date.

Mr. Gilliland has entered into the Company’s standard form of indemnity agreement for directors of the Company, pursuant to which the Company, subject to specified conditions, will indemnify Mr. Gilliland to the fullest extent permitted by applicable law for all expenses and liabilities incurred in connection with any threatened, pending or completed proceeding arising out of his service to the Company, including the advancement of expenses in certain circumstances. A copy of the form of indemnification agreement is included as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2025. The Board has affirmatively determined that Mr. Gilliland is independent under applicable Company standards, Section 303A of the New York Stock Exchange Listed Company Manual, and applicable SEC requirements.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated March 31, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2026

SKILLSOFT CORP.

By:	/s/ John Frederick
Chief Financial Officer